Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-217606, 333-218609, and 333‑220450) and Form  S‑8 (Nos. 333‑190471 and 333-211569) of Jones Energy, Inc. of our report dated February 28,  2018 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 28, 2018